Exhibit 4.2

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR EXERCISED UNLESS (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (ii) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER.

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. HOLDERS MUST RELY ON THEIR OWN ANALYSIS OF THE INVESTMENT AND ASSESSMENT OF THE RISKS INVOLVED.

Warrant to Purchase
172,414 shares	Warrant Number 1

Warrant to Purchase Common Stock
of
EPOD Solar, Inc.

          THIS CERTIFIES that Dr. Chandra Pemmasani, with an address at 8 Fieldstream Court, Lutherville, MD 21093, or any subsequent holder hereof (“Holder”) has the right to purchase from EPOD Solar Inc., a corporation formed pursuant to the laws of the province of British Columbia, Canada with a principal office at 5 – 215 Neave Road, Kelowna, British Columbia, Canada V1V 2L9 (the “Company”), up to One Hundred Seventy-Two Thousand Four Hundred Fourteen (172,414) fully paid and nonassessable shares of (a) the Company's common stock, no par value per share (“EPOD Stock”), or (b) common stock, $0.001 par value per share (“Allora Stock”) of Allora Minerals, Inc., a Nevada corporation with a principal office at 5 – 215 Neave Road, Kelowna, British Columbia, Canada V1V 2L9 (“Allora”), in accordance with the terms and conditions hereof and subject to adjustment as provided herein, at a price equal to the Exercise Price as defined in Section 3 below, at any time during the Term (as defined below).

          Holder agrees with the Company that this Warrant to Purchase Common Stock of the Company (this “Warrant” or this “Agreement”) is issued and all rights hereunder shall be held subject to all of the conditions, limitations and provisions set forth herein.

          1.      Date of Issuance; Term; Beneficial Ownership Limitation.

          This Warrant shall be deemed to be issued on June 30, 2009 (“Date of Issuance”). The term of this Warrant begins on the Date of Issuance and ends at 5:00 p.m., New York City time, on the date that is five (5) years after the Date of Issuance (the “Term”). This Warrant was issued in conjunction with the issuance of Debentures of the Company (the “Debentures”) to the Holder pursuant to the terms of that certain Securities Purchase Agreement, by and among the Company, Allora and Holder, dated on or about June 30, 2009 (the “Purchase Agreement”), and the Registration Rights Agreement, by and between Allora and Holder dated on or about June 30, 2009 (“Registration Rights Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement or the Debentures, as applicable.

          When and/or to the extent that this Warrant is exercisable by the Holder for shares of Allora Stock, and notwithstanding anything to the contrary herein, the applicable portion of this Warrant shall not be exercisable during any time that, and only to the extent that, the number of shares of Allora Stock, as and to the extent applicable, to be issued to Holder upon such Exercise (as defined in Section 2(a)), when added to the number of shares of Common Stock, if any, that the Holder otherwise beneficially owns (outside of this Warrant, and not including any other warrants or securities of Holder’s having a provision substantially similar to this paragraph) at the time of such Exercise, would exceed 4.99% (the “Maximum Percentage”) of the number of shares of Allora Stock outstanding immediately after giving effect to the issuance of shares of Allora Stock issuable upon Exercise of this Warrant held by the Holder, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation shall be conclusively satisfied if the applicable Notice of Exercise includes a signed representation by the Holder that the issuance of the shares of Allora Stock in such Notice of Exercise will not violate the Beneficial Ownership Limitation, and Allora shall not be entitled to require additional documentation of such satisfaction.

          Notwithstanding the above, at such time, and to the extent, that this Warrant is exercisable by the Holder for shares of Allora Stock, and in the event that Allora receives any purchase, tender or exchange offer or any offer to enter into a merger with another entity whereby the Company shall not be the surviving entity (an “Offer”), then the Maximum Percentage shall be increased (but not decreased) to 9.99%, and “4.99%” shall be automatically revised immediately after such offer to read “9.99%” each place it occurs in this Section 1. The Beneficial Ownership Limitation provisions of this Section 1 may be waived by such Holder, at the election of such Holder, upon not less than 61 days’ prior notice to Allora, to change the Beneficial Ownership Limitation to any amount not in excess of 9.99% of the number of shares of Allora Stock outstanding immediately after giving effect to the issuance of shares of Allora Stock upon Exercise of this Warrant held by the Holder and the Beneficial Ownership Limitation shall continue to apply. Upon such a change by a Holder of the Beneficial Ownership Limitation from such 4.99% limitation to such 9.99% limitation, the Beneficial Ownership Limitation may not be further waived by such Holder; provided that, if an Event of Default occurs, thereafter the Beneficial Ownership Limitation provisions of this Section 1 may be waived by such Holder, at the election of such Holder, upon not less than 61 days’ prior notice to the Company, to change the Maximum Percentage to any other percentage (and not limited to 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Allora Stock upon Exercise of the Warrants held by the Holder and the provisions of this Section 1 shall continue to apply. The limitations on Exercise set forth in this subsection are referred to as the “Beneficial Ownership Limitations”. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1 to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

          Notwithstanding the above, Holder shall retain the option to either Exercise or not Exercise this Warrant pursuant to the terms hereof after an Offer, and, in the event of a cash Exercise following a tender offer, the Exercise Price per share that would otherwise be due shall instead be offset against the tender price per share to be received by the Holder; provided, however, that in the event a tender offer is not completed, Holder, at its option may either (i) complete any Exercise that was initiated after the Offer by promptly paying to Allora the Exercise Price that would have been due at the time the Warrant was Exercised, or (ii) cancel such Exercise by providing written notice to Allora, in which case such Exercise shall be deemed void ad initio.

          In the event the Holder notifies Allora that the Exercise of the rights described herein would result in the issuance of an amount of Allora Stock of the Company that would exceed the maximum amount that may be issued to a Holder calculated in the manner described above, then the issuance of such additional shares of Allora Stock to such Holder will be deferred in whole or in part until such time as such Holder is able to beneficially own such Allora Stock without exceeding the maximum amount calculated in the manner described herein. The determination of when such Allora Stock may be issued shall be made by each Holder as to only such Holder.

          2.      Exercise.

          (a) Manner of Exercise. During the Term, this Warrant may be Exercised as to all or any lesser number of full shares of EPOD Stock or Allora Stock, as applicable, covered hereby (the “Exercise Shares” or the “Shares”) and in the manner set forth below, upon surrender of this Warrant, with the Notice of Exercise Form attached hereto as Exhibit A (the “Notice of Exercise”) duly completed and executed, together with the full Exercise Price (as defined below, which may be satisfied by either a Cash Exercise or a Cashless Exercise, as each is defined below) for each share of EPOD Stock or Allora Stock, as applicable, as to which this Warrant is Exercised, at the office of the Company or Allora, as applicable, or at such other location as the Company or Allora, as applicable, may then be located or such other office or agency as the Company or Allora, as applicable, may designate in writing, by overnight mail, by facsimile (such surrender and payment of the Exercise Price hereinafter called the “Exercise” of this Warrant). In the case of a Cashless Exercise, the Exercise Price is deemed to have been delivered upon the Holder’s delivery of a Notice of Exercise to the Company or Allora, as applicable.

          This Warrant may be Exercised by the Holder during the Term as follows:

                    (i)      At the election of the Holder, for a period beginning on the Date of Issuance and ending on the date of closing of the Asset Purchase (as defined in the Purchase Agreement), into shares of EPOD Stock or Allora Stock.

                    (ii)      In the event that (A) this Warrant was issued to the Holder in a subsequent Closing pursuant to Section 1.07 of the Purchase Agreement, or (B) this Warrant is being Exercised by the Holder after the closing of the Asset Purchase, this Warrant shall be solely exercisable for shares of Allora Stock.

                    (iii)      In the event that the closing of the Asset Purchase does not take place for any reason, this Warrant shall be exercisable solely for shares of EPOD Stock.

          (b) Date of Exercise. The “Date of Exercise” of this Warrant shall be defined as the date that a copy of the Notice of Exercise Form attached hereto as Exhibit A, completed and executed, is sent by facsimile or otherwise to the Company or Allora, as applicable, or (with respect to Allora) its transfer agent (“Transfer Agent”) (including but not limited to a scanned “PDF” file which is delivered as an attachment to an e-mail to the Company); provided that the original Warrant (if delivery of the original Warrant is required pursuant to Section 2(l) hereof) and Notice of Exercise Form are received by the Company or Allora, as applicable, and the Exercise Price is satisfied, each as soon as practicable thereafter. Alternatively, the Date of Exercise shall be defined as the date the original Notice of Exercise Form is received by the Company or Allora, as applicable, if Holder has not sent advance notice by facsimile. Upon delivery of the Notice of Exercise Form to the Company or Allora, as applicable, by facsimile or otherwise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Exercise Shares with respect to which this Warrant has been Exercised pursuant to Section 2(a)(i) and (ii), irrespective of the date such Exercise Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Exercise Shares as the case may be. The Company or Allora, as applicable, shall deliver any objection to any Notice of Exercise within 1 Business Day of receipt of such notice. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error.

          (c) Delivery of Exercise Shares Upon Exercise. Within five (5) Business Days (as defined in the Debentures) from the delivery to the Company or Allora, as applicable, of the Notice of Exercise, surrender of this Warrant (if required) and payment of the aggregate Exercise Price to the appropriate entity (which, in the case of a Cashless Exercise, shall be deemed to have been paid upon the submission by the Holder of a Notice of Exercise) (the “Exercise Shares Delivery Deadline”), the Company or Allora, as applicable, shall issue and deliver (or cause the Transfer Agent so to issue and deliver) in accordance with the terms hereof to or upon the order of the Holder that number of EPOD Exercise Shares or Allora Exercise Shares (as defined in Section 2(g)(ii), below), as applicable, for the portion of this Warrant so Exercised as shall be determined in accordance herewith. Upon the Exercise of this Warrant or any part thereof, the Company or Allora, as applicable, shall, at its own cost and expense, take all necessary action, including obtaining and delivering, an opinion of counsel to assure that the Company or Allora, as applicable, or the Transfer Agent shall issue stock certificates in the name of Holder (or its nominee) or such other persons as designated by Holder and in such denominations to be specified at Exercise representing the number of shares of EPOD Stock or Allora Stock issuable upon such Exercise. The Company or Allora, as applicable, warrants that no instructions other than these instructions have been or will be given to the Company or to the Transfer Agent of the Allora Stock and that, unless waived by the Holder, the Exercise Shares will be free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of the Exercise Shares if the Unrestricted Conditions (as defined below) are met. If the Company or Allora, as applicable, fails for any reason to deliver to the Holder certificates evidencing the Exercise Shares subject to a Notice of Exercise by the Exercise Shares Delivery Deadline (a “Exercise Shares Delivery Failure”), the Company or Allora, as applicable, shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Exercise Shares subject to such Exercise (based on the VWAP (as defined below) of the Common Stock on the date of the applicable Notice of Exercise), $10 per Business Day (increasing to $20 per Business Day on the sixth (6th) Business Day after such liquidated damages begin to accrue) for each Business Day after such Exercise Shares Delivery Deadline until such certificates are delivered or the Holder rescinds such Exercise (“Exercise Shares Delivery Failure Payments”).

          (d) Payment of Accrued Exercise Shares Delivery Failure Payments. The Company or Allora, as applicable, shall pay any payments incurred under this Section in cash or cash equivalent upon demand or, if not demanded sooner, on or before the fifth (5th) day of each month following a month in which they accrue. Exercise Shares Delivery Failure Payments are in addition to any Exercise Shares that the Holder is entitled to receive upon Exercise of this Warrant. Nothing herein shall limit the Holder’s right to pursue actual damages (to the extent in excess of the Exercise Shares Delivery Failure Payments) for the Company’s or Allora’s, as applicable, Exercise Shares Delivery Failure, and the Holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

          (e) Maximum Interest Rate. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company or Allora, as applicable, to the Holder and thus refunded to the Company or Allora, as applicable.

          (f) Revocation of Exercise Upon Delivery Failure. In addition to any other remedies which may be available to the Holder, in the event that the Company or Allora, as applicable, fails for any reason to effect delivery of the Exercise Shares by the Exercise Shares Delivery Deadline, the Holder will be entitled to revoke all or part of the relevant Notice of Exercise by delivery of a notice to such effect to the Company or Allora, as applicable, whereupon the Company or Allora, as applicable, and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation or rescission is given to the Company or Allora, as applicable.

          (g) Legends.

                    (i) Restrictive Legend. The Holder understands that the Warrant and, until such time as the shares of Allora Stock issuable upon Exercise hereof have been registered under the Securities Act of 1933, as amended (the “Securities Act”), as contemplated by the Registration Rights Agreement (as defined in the Purchase Agreement), or the shares of Allora Stock or EPOD Stock issuable upon Exercise hereof otherwise may be sold pursuant to Rule 144 or Rule 144(k) under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Exercise Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

     “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO COUNSEL TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.”

                         (ii) Removal of Restrictive Legends. With respect to any Exercise Shares comprised of shares of Allora Stock (the “Allora Exercise Shares”), certificates evidencing such Allora Exercise Shares shall not contain any legend restricting the transfer thereof (including the legend set forth above in subsection 2(g)(i)): (i) while a registration statement (including a Registration Statement as defined in the Registration Rights Agreement) covering the resale of such securities is effective under the Securities Act, or (ii) following any sale of such Allora Exercise Shares pursuant to Rule 144, or (iii) if such Allora Exercise Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) (collectively, the “Unrestricted Conditions”). Exercise Shares comprised of shares of EPOD Stock (the “EPOD Exercise Shares”) shall contain restrictive legends set forth above (as well as any other legends required pursuant to the remaining Transaction Documents) and shall be transferable by the Holder only pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act or applicable state securities laws. Allora shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Effective Date (as defined below) of the Registration Statement if required by the Transfer Agent to effect the issuance of Allora Exercise Shares without a restrictive legend or removal of the legend hereunder. If the Unrestricted Conditions are met at the time of issuance or resale of Allora Exercise Shares, then such Allora Exercise Shares shall be issued free of all legends. Allora agrees that following the Effective Date, or at such time as the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 2(g), it will, no later than three (3) Business Days following the delivery (the “Unlegended Shares Delivery Deadline”) by the Holder to Allora or the Transfer Agent of a certificate representing such Allora Exercise Shares, as applicable, issued with a restrictive legend (such third Business Day, the “Legend Removal Date”), deliver, or cause the Transfer Agent to deliver at Allora’s expense, to such Holder a certificate (or electronic transfer) representing such Allora Exercise Shares that is free from all restrictive and other legends. For purposes hereof, “Effective Date” shall mean the date that the Registration Statement that Allora is required to file pursuant to the Registration Rights Agreement has been declared effective by the Securities and Exchange Commission (the “Commission”).

                         (iii) Sale of Unlegended Shares. Holder agrees that the removal of the restrictive legend from certificates representing Allora Exercise Shares or EPOD Exercise Shares, as applicable, as set forth in Section 2(g)(ii) above is predicated upon Allora’s or the Company’s reliance, as applicable, that the Holder will sell any such shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such Allora Exercise Shares are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

          (h) Cancellation of Warrant. This Warrant shall be canceled upon the full Exercise hereof, and, as soon as practical after the Date of Exercise, Holder shall be entitled to receive shares of EPOD Stock or Allora Stock, as applicable, for the number of shares purchased upon such Exercise of this Warrant, and if this Warrant is not Exercised in full, Holder shall be entitled to receive a new Warrant (containing terms identical to this Warrant) representing any unexercised portion of this Warrant in addition to such shares of EPOD Stock or Allora Stock, as applicable.

          (i) Holder of Record. Each person in whose name any Warrant for shares of shares of EPOD Stock or Allora Stock, as applicable, is issued shall, for all purposes, be deemed to be the Holder of record of such shares on the Date of Exercise of this Warrant, irrespective of the date of delivery of the shares of EPOD Stock or Allora Stock, as applicable, purchased upon the Exercise of this Warrant. Nothing in this Warrant shall be construed as conferring upon Holder any rights as a stockholder of the Company or Allora, as applicable, until the Exercise of this Warrant.

          (j) Delivery of Electronic Shares. In lieu of delivering physical certificates representing any unlegended shares of Allora Stock issuable upon Exercise (the “Unlegended Shares”), and provided the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon written request of the Holder, so long as the certificates therefor do not bear a legend, are not required to bear a legend, and the Holder is not obligated to return such certificate for the placement of a legend thereon, Allora shall cause the Transfer Agent to electronically transmit the Unlegended Shares to the Holder by crediting the account of the Holder's prime broker with DTC identified in the written request through its Deposit Withdrawal Agent Commission (“DWAC”) system. Otherwise, delivery of the Allora Stock shall be by physical delivery to the address specified by the Holder in the Notice of Exercise. The time periods for delivery and liquidated damages described herein shall apply to the electronic transmittals described herein, or to physical delivery, whichever is applicable.

          (k) Buy-In. In addition to any other rights available to the Holder, if Allora fails, or fails to cause the Transfer Agent to transmit to the Holder a certificate or certificates representing the Exercise Shares pursuant to an Exercise on or before the Exercise Shares Delivery Deadline, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases shares of Allora Stock to deliver in satisfaction of a sale by the Holder of the Exercise Shares which the Holder anticipated receiving upon such Exercise (a “Buy-In”), then Allora shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Allora Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Allora Stock that Allora was required to deliver to the Holder in connection with the Exercise at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of shares of Allora Stock for which such Exercise was not honored (in which case such Exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Allora Stock that would have been issued had Allora timely complied with its Exercise and delivery obligations hereunder. For example, if the Holder purchases Allora Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted Exercise of shares of Allora Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence Allora shall be required to pay the Holder $1,000. The Holder shall provide Allora written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by Allora. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Allora’s failure to timely deliver certificates representing shares of Allora Stock upon Exercise of the Warrant as required pursuant to the terms hereof.

          (l) Surrender of Warrant Upon Exercise; Book-Entry. Notwithstanding anything to the contrary set forth herein, upon Exercise of this Warrant in accordance with the terms hereof, the Holder shall not be required to physically surrender this Warrant to the Company or Allora, as applicable, unless this Warrant is Exercised in full, in which case such Holder shall deliver the original Warrant being Exercised to the Company or Allora, as applicable, promptly following the Date of Exercise at issue. Partial Exercises of this Warrant resulting in purchases of a portion of the total number of Exercise Shares available upon Exercise hereof shall have the effect of lowering the outstanding number of Exercise Shares purchasable hereunder in an amount equal to the applicable number of Exercise Shares purchased. The Holder and the Company or Allora, as applicable, shall maintain records showing the amount of this Warrant that is so Exercised and the dates of such Exercises or shall use such other method, reasonably satisfactory to the Holder and the Company or Allora, as applicable, so as not to require physical surrender of this original Warrant upon each such Exercise. In the event of any dispute or discrepancy, such records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Exercise Shares hereunder, the number of Exercise Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

     3.      Payment of Warrant Exercise Price.

          The Exercise Price (“Exercise Price”) shall initially be equal to the lesser of (i) in the case of Exercise into either shares of Allora Stock or EPOD Stock, $14.00 per share, or (ii) with respect solely to Exercise into shares of Allora Stock if, at the time of delivery of an Exercise Notice to Allora, there are quotations available in an Eligible Market with respect to shares of Allora Stock, the closing price for the shares on the first Business Day such shares are trading, less a twenty percent (20%) discount (the “Initial Exercise Price”), subject to adjustment pursuant to the terms hereof, including but not limited to Section 5 below.

          Payment of the Exercise Price may be made by either of the following, or a combination thereof, at the election of Holder:

                    (i)      Cash Exercise: The Holder may Exercise this Warrant in cash, bank or cashiers check or wire transfer (a “Cash Exercise”); or

                    (ii)      Cashless Exercise: The Holder, at its option, may Exercise this Warrant in whole or in part via cashless exercise (a “Cashless Exercise”) any time that there is (x) not a current and effective Registration Statement (as defined in the Registration Rights Agreement) covering the resale of the Allora Exercise Shares issuable upon such Exercise, or (y) upon the occurrence of an Event of Default. In order to effect a Cashless Exercise, the Holder shall surrender of this Warrant at the principal office of the Company or Allora, as applicable, together with notice of cashless election, in which event the Company or Allora, as applicable, shall issue Holder a number of shares of EPOD Stock or Allora Stock, as applicable, equal to the quotient obtained by dividing [(Y)(A-B)] by A, where:

          Y = the number of shares of EPOD Stock or Allora Stock, as applicable, which would be issuable upon Exercise of the Warrant if such Exercise were by means of a Cash Exercise rather than a Cashless Exercise.

A = the VWAP (as defined in the Debentures) of one (1) share of Allora Stock, or of one (1) share of EPOD Stock, as applicable of such shares during the five (5) consecutive Business Day period immediately preceding the date of Exercise, or other applicable date.

B = the Exercise Price.

          For purposes of Rule 144 and sub-section (d)(3)(ii) thereof, it is intended, understood and acknowledged that the Exercise Shares issuable upon Exercise of this Warrant in a cashless Exercise transaction shall be deemed to have been acquired at the time this Warrant was issued. Moreover, it is intended, understood and acknowledged that the holding period for the Exercise Shares issuable upon Exercise of this Warrant in a cashless Exercise transaction shall be deemed to have commenced on the date this Warrant was issued.

          4.      Transfer and Registration.

          (a) Transfer Rights. Subject to the provisions of Section 8 of this Warrant, this Warrant may be transferred on the books of the Company or Allora, as applicable, in whole or in part, in person or by attorney, upon surrender of this Warrant properly completed and endorsed together with a written form of assignment in the form attached hereto as Exhibit B. This Warrant shall be canceled upon such surrender and, as soon as practicable thereafter, the person to whom such transfer is made shall be entitled to receive a new warrant or warrants as to the portion of this Warrant transferred, and the Holder shall be entitled to receive a new warrant as to the portion hereof retained.

          (b) Registrable Securities. The Allora Exercise Shares have registration rights pursuant to that certain Registration Rights Agreement between Allora and the Holder dated as of even date herewith.

          (c) Assignment and Assumption. As of the date of closing of the Asset Purchase, this Warrant shall be irrevocably transferred to and assumed by Allora, after which time the obligations and liabilities hereunder shall be the joint obligations of the Company and Allora until such time as this Warrant is fully Exercised by the Holder and all other obligations under this Warrant of the Company or Allora, as applicable, are satisfied; provided, however, that in the event that the closing of the Asset Purchase does not take place for any reason, this Warrant may be Exercised by the Holder solely for shares of EPOD Stock, and the obligations hereunder shall solely be those of EPOD.

          5.      Anti-Dilution Adjustments; Additional Adjustments; Purchase Rights.

          (a) [Omitted].

          (b) Recapitalization or Reclassification. If the Company or Allora, as applicable, shall at any time effect a recapitalization, reclassification or other similar transaction of such character that the shares of EPOD Stock or Allora Stock, as applicable, shall be changed into or become exchangeable for a larger or smaller number of shares, then upon the effective date thereof, the number of shares of EPOD Stock or Allora Stock, as applicable, which Holder shall be entitled to purchase upon Exercise of this Warrant shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of EPOD Stock or Allora Stock, as applicable, by reason of such recapitalization, reclassification or similar transaction, and the Exercise Price shall be, in the case of an increase in the number of shares, proportionally decreased and, in the case of decrease in the number of shares, proportionally increased. The Company or Allora, as applicable, shall give Holder the same notice it provides to holders of EPOD Stock or Allora Stock, as applicable, of any transaction described in this Section 5(b).

           (c) Exercise Price Adjusted. As used in this Warrant, the term “Exercise Price” shall mean the purchase price per share specified in Section 3 of this Warrant, until the occurrence of an event stated in this Section 5 or otherwise set forth in this Warrant, and thereafter shall mean said price as adjusted from time to time in accordance with the provisions of said subsection. No such adjustment under this Section 5 shall be made unless such adjustment would change the Exercise Price at the time by $.01 or more; provided, however, that all adjustments not so made shall be deferred and made when the aggregate thereof would change the Exercise Price at the time by $.01 or more. No adjustment made pursuant to any provision of this Section 5 shall have the net effect of increasing the Exercise Price in relation to the split adjusted and distribution adjusted price of the shares of EPOD Stock or Allora Stock, as applicable, issuable upon Exercise.

          (d) Adjustments: Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 5 or otherwise, Holder shall, upon Exercise of this Warrant, become entitled to receive shares and/or other securities or assets (other than shares of EPOD Stock or Allora Stock, as applicable) then, wherever appropriate, all references herein to shares of EPOD Stock or Allora Stock, as applicable, shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 5.

          (e) Adjustment Upon Issuance of Shares of Common Stock or Common Stock Equivalents. If the Company or Allora, as applicable, issues or sells, or in accordance with this Section 5(e) is deemed to have issued or sold, any shares of EPOD Stock or Allora Stock, as applicable (including the issuance or sale of such shares owned or held by or for the account of the Company or Allora, as applicable, but excluding any such shares deemed to have been issued by the Company or Allora, as applicable, in connection with an Exempt Issuance (as defined in the Debentures) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price. Upon each such adjustment of the Exercise Price hereunder, the number of Exercise Shares shall be adjusted in accordance with Section 5(k) below. The adjustments required by this paragraph and by Sections 5(e)(i)-(iv) below are referred to in the singular, as a “Subsequent Issuance Adjustment” and, collectively, as “Subsequent Issuance Adjustments”. No such Subsequent Issuance Adjustment pursuant to this Section 5(e) shall be made if such adjustment would result in an increase in the then effective Exercise Price or a decrease in the number of Exercise Shares. For purposes of determining the adjusted Exercise Price under this Section 5(e), the following shall be applicable:

                         (i) Issuance of Options. If the Company or Allora, as applicable, in any manner grants any Options and the lowest price per share for which one share of EPOD Stock or Allora Stock, as applicable, is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of EPOD Stock or Allora Stock, as applicable, shall be deemed to be outstanding and to have been issued and sold by the Company or Allora, respectively, at the time the granting or sale of such Option for such price per share was approved by the board of directors of the Company or Allora, as applicable.

                         (ii) Issuance of Convertible Securities. If the Company or Allora, as applicable, in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of EPOD Stock or Allora Stock, respectively, is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of EPOD Stock or Allora Stock, as applicable, shall be deemed to be outstanding and to have been issued and sold by the Company or Allora, as applicable, at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 5(e)(ii), the “lowest price per share for which one share of EPOD Stock or Allora Stock, as applicable, is issuable upon the conversion, exercise or exchange” shall be equal to the lowest amount of consideration (if any) received, to be received or receivable by the Company or Allora, as applicable, with respect to one share of EPOD Stock or Allora Stock, respectively, upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security. In the case of a Convertible Security which is accompanied by Options (collectively, a “Unit”), the “lowest price per share for which one share of EPOD Stock or Allora Stock, as applicable, is issuable upon the conversion, exercise or exchange of such Convertible Security” shall equal (i) the consideration deemed received in exchange for the Convertible Security, as determined in accordance with subsection 5(e)(iv) below, divided by (ii) the total number of shares into which such Convertible Security is convertible or exchangeable (notwithstanding any contractual limitation on the timing or amount of conversions).

                         (iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Option, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of EPOD Stock or Allora Stock, as applicable, increases or decreases at any time, the Exercise Price and the number of Exercise Shares in effect at the time of such increase or decrease shall be adjusted to the Exercise Price and the number of Exercise Shares which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time such Options or Convertible Securities were initially granted, issued or sold. For purposes of this Section 5(e)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of EPOD Stock or Allora Stock, as applicable, deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 5(e)(iii) shall be made if such adjustment would result in an increase of the Exercise Price then in effect or a decrease in the number of Exercise Shares.

                         (iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company or Allora, as applicable, together comprising one integrated transaction, the Options will be deemed to have been issued at the lowest price per Option actually received by the Company or Allora, as applicable, and the other securities issued or sold in such integrated transaction will be deemed to have been issued or sold for the balance of the consideration received by the Company or Allora, as applicable. If any shares of EPOD Stock or Allora Stock, as applicable, or Options or Convertible Securities therefor are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company or Allora, as applicable, therefor. If any shares of EPOD Stock or Allora Stock, as applicable, Options or Convertible Securities therefor are issued or sold for a consideration other than cash, the amount of such consideration received by the Company or Allora, as applicable, will be the fair value of such consideration, except where such consideration consists of securities, in which case the gross amount of consideration received by the Company or Allora, as applicable, will be the VWAP of such security on the date of receipt. If any shares of EPOD Stock or Allora Stock, as applicable, or Options or Convertible Securities therefor are issued to the owners of the non-surviving entity in connection with any merger in which the Company or Allora, as applicable, is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of EPOD Stock or Allora Stock, as applicable, or Options or Convertible Securities therefor, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company or Allora, as applicable, on the one hand, and the Required Warrant Holders, on the other hand. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company or Allora, as applicable, and the Required Warrant Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company or Allora, as applicable.

                         (v) Record Date. If the Company or Allora, as applicable, takes a record of the holders of shares of EPOD Stock or Allora Stock, as applicable, for the purpose of entitling them (i) to receive a dividend or other distribution payable in shares of EPOD Stock or Allora Stock, as applicable, or in Options or Convertible Securities, or (ii) to subscribe for or purchase shares of EPOD Stock or Allora Stock, as applicable, or in Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of EPOD Stock or Allora Stock, as applicable, deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          For purposes hereof:

          “Common Stock Equivalents,” “Exempt Issuance” “Convertible Securities” “Options” and “Variable Equity Securities” shall each have the meanings ascribed to them in the Debentures.

          (f) Subsequent Rights Offerings. If the Company or Allora, as applicable, at anytime prior to the date that all of the Warrants have been Exercised, redeemed or otherwise satisfied in accordance with their terms, shall issue rights, options or warrants to all holders of EPOD Stock or Allora Stock, as applicable (and not to Holders), entitling them to subscribe for or purchase shares of EPOD Stock or Allora Stock, as applicable, at a price per share (the “Base Rights Offering Price”) that is lower than the Applicable Price, then the Exercise Price then in effect shall be reduced (but not increased) to the Base Rights Offering Price (a “Subsequent Rights Offering Adjustment”). Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. No adjustment shall be made hereunder if such adjustment would result in an increase of the Exercise Price then in effect.

          (g) Pro Rata Distributions. If the Company or Allora, as applicable, at anytime prior to the date that all of the Warrants have been Exercised, redeemed or otherwise satisfied in accordance with their terms, shall distribute to all holders of EPOD Stock or Allora Stock, as applicable (and not to the Holders), evidences of indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than EPOD Stock or Allora Stock, as applicable, entitling them to subscribe for or purchase shares of EPOD Stock or Allora Stock, as applicable, then in each case the Exercise Price then in effect shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the EPOD Stock or Allora Stock, as applicable, as determined by the board of directors in good faith. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of EPOD Stock or Allora Stock, as applicable. Such adjustment shall be made whenever such distribution is made, and shall become effective immediately after the record date mentioned above. No adjustment shall be made hereunder if such adjustment would result in an increase of the Exercise Price then in effect.

          (h) Stock Dividends and Splits. If the Company or Allora, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of EPOD Stock or Allora Stock, as applicable, any other equity or equity equivalent securities payable in shares of EPOD Stock or Allora Stock, as applicable, (which, for avoidance of doubt, shall not include any shares of Common Stock issued upon Exercise of this Warrant), (ii) subdivides outstanding shares of EPOD Stock or Allora Stock, as applicable, into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of EPOD Stock or Allora Stock, as applicable, into a smaller number of shares or (iv) issues by reclassification of shares of EPOD Stock or Allora Stock, as applicable, any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of EPOD Stock or Allora Stock, as applicable, outstanding immediately before such event and of which the denominator shall be the number of shares of EPOD Stock or Allora Stock, as applicable, outstanding immediately after such event, and the number of shares issuable upon Exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 5(g) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

          (i) Voluntary Adjustment By Company. The Company or Allora, as applicable, may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company or Allora, as applicable (a “Voluntary Adjustment”).

          (j) Adjustment to Number of Shares. In the event of any adjustment to the Exercise Price pursuant to the terms of this Warrant, including but not limited to any Subsequent Issuance Adjustment any Subsequent Rights Offering Adjustment, or any Voluntary Adjustment, the number of Exercise Shares issuable upon Exercise of this Warrant shall be increased such that the aggregate Exercise Price payable in a full Cash Exercise hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price payable in a full Cash Exercise prior to such adjustment, and the number of Exercise Shares issuable in a cashless Exercise shall be increased in the same manner.

          (k) Notice of Dilutive Issuances and Adjustments; Notice Failure Adjustment. The Company or Allora, as applicable, shall notify the Holder in writing, no later than one (1) Business Day following any Dilutive Issuance, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price, exercise price and other pricing terms (such notice, the “Dilutive Issuance Notice”). In the event that the Company or Allora, as applicable, fails to provide the Holder with an Exercise Price Adjustment Notice within five (5) Business Days of any Dilutive Issuance (the “Dilutive Issuance Notice Deadline”), the Exercise Price shall be permanently reduced (but not increased) on the Dilutive Issuance Notice Deadline, and on the same day of each calendar month thereafter until such notice is given (each, a “Notice Failure Adjustment Date”), or in each case if not a Business Day, then on the next Business Day (each, a “Notice Failure Adjustment”) to a price equal to the lesser of (a) the Exercise Price then in effect or (b) 100% of the Volume Weighted Average Price for the five (5) Business Day period immediately preceding the applicable Notice Failure Adjustment Date (collectively, the “Notice Failure Adjustment Price”).

          Whenever the Exercise Price is required to be adjusted pursuant to the terms of this Warrant, the Company or Allora, as applicable, shall promptly mail to the Holder a notice (a “Exercise Price Adjustment Notice”) setting forth the new Exercise Price and specifying the new number of shares into which the Warrant is exercisable after such adjustment and setting forth a statement of the facts requiring such adjustment. The Company or Allora, as applicable, shall, upon the written request at any time of the Holder, furnish to such Holder a like Warrant setting forth (i) such adjustment or readjustment, (ii) the Exercise Price at the time in effect, and (iii) the number of shares of EPOD Stock or Allora Stock, as applicable, and the amount, if any, of other securities or property which at the time would be received upon Exercise of the Warrant, following delivery of the original Warrant to the Company or Allora, as applicable, for exchange. For purposes of clarification, whether or not the Company or Allora, as applicable, provides an Exercise Price Adjustment Notice pursuant to this Section 5(l), upon the occurrence of any event that leads to an adjustment of the Exercise Price, the Holders are entitled to receive an Exercise Price and a number of Exercise Shares based upon the new Exercise Price, as adjusted, for Exercises occurring on or after the date of such adjustment, regardless of whether a Holder accurately refers to the adjusted Exercise Price in the Notice of Exercise.

          (l) Notice to Allow Exercise by Holder. If (A) the Company or Allora, as applicable, shall declare a dividend (or any other distribution in whatever form) on the shares of EPOD Stock or Allora Stock, respectively; (B) the Company or Allora, as applicable, shall declare a special nonrecurring cash dividend on or a redemption of the EPOD Stock or the Allora Stock, respectively; (C) the Company or Allora, as applicable, shall authorize the granting to all holders of the EPOD Stock or Allora Stock, respectively, rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company or Allora, as applicable, shall be required in connection with any reclassification of the EPOD Stock or Allora Stock, as applicable, any consolidation or merger to which the Company or Allora, as applicable, is a party, any sale or transfer of all or substantially all of the assets of the Company or Allora, as applicable, of any compulsory share exchange whereby the EPOD Stock or Allora Stock, as applicable, is converted into other securities, cash or property; (E) the Company or Allora, as applicable, shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company or Allora, as applicable; then, in each case, the Company or Allora, as applicable, shall cause to be filed at each office or agency maintained for the purpose of Exercise of this Warrant, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Warrant Register of the Company or Allora, as applicable, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the EPOD Stock or Allora Stock, as applicable, of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the EPOD Stock or Allora Stock, as applicable, of record shall be entitled to exchange their shares of the EPOD Stock or Allora Stock, as applicable, for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding Allora or any of its subsidiaries, Allora shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder is entitled to Exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice.

          (m) Purchase Rights. In addition to any other adjustments described herein, if at any time the Company or Allora, as applicable, grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of EPOD Stock or Allora Stock, as applicable (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the proportionate number of shares of EPOD Stock or Allora Stock, as applicable, acquirable upon complete Exercise of this Warrant (without regard to any limitations on the Exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of EPOD Stock or Allora Stock, as applicable, are to be determined for the grant, issue or sale of such Purchase Rights.

          6.      Fractional Interests.

          No fractional shares or scrip representing fractional shares shall be issuable upon the Exercise of this Warrant. If, upon Exercise of this Warrant, Holder would be entitled to a fractional share of EPOD Stock or Allora Stock, as applicable, or a right to acquire a fractional share of EPOD Stock or Allora Stock, as applicable, such fractional share shall be disregarded and the number of shares of EPOD Stock or Allora Stock, as applicable, issuable upon Exercise shall be rounded up to the next whole share.

          7.      Reservation of Shares.

          The Company and Allora, as and to the extent applicable, covenant that each of them will, during the Term of this Warrant, reserve (the “Initial Share Reservation”), from their respective authorized and unissued common stock, a sufficient number of shares of common stock equal to at least the Required Minimum in accordance with Section 7.08 of the Purchase Agreement. The Company and Allora, as and to the extent applicable, shall authorize and reserve such additional amounts (the “Required Reserve Amount”) of shares from time to time as necessary to comply with the Company’s and Allora’s obligations, as applicable, to meet the Required Minimum. The Company and Allora, as applicable, further covenant that the issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Exercise Shares upon the Exercise of the purchase rights under this Warrant. The Company and Allora, as applicable, will take all such reasonable action as may be necessary to assure that such Exercise Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of an Eligible Market upon which such shares may be listed. The Company and Allora, as and to the extent applicable, represent that, upon issuance, such shares will be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by the Company or Allora, as applicable, in respect of the issue thereof. In addition, if the Company or Allora, as applicable, shall issue any securities or make any change to its capital structure which would change the number of shares of EPOD Stock or Allora Stock, as applicable, into which this Warrant shall be Exercisable at the then applicable Exercise Price, or if the Exercise Price shall be adjusted, the Company or Allora, as applicable, shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of EPOD Stock or Allora Stock, as applicable, authorized and reserved, free from preemptive rights, for Exercise of this Warrant.

          8.      Restrictions on Transfer.

                    (a) Registration or Exemption Required. This Warrant has been issued in a transaction exempt from the registration requirements of the Securities Act by virtue of Regulation D promulgated thereunder, and exempt from state registration under applicable state laws. The Warrant and the Exercise Shares issuable upon the Exercise of this Warrant may not be transferred, sold or assigned except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act and applicable state laws. Upon such surrender, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, may be Exercised by a new holder for the purchase of Exercise Shares without having a new Warrant issued.

                    (b) Assignment. If Holder can provide the Company or Allora, as applicable, with reasonably satisfactory evidence that the conditions of Section 8(a) above regarding registration or exemption have been satisfied, Holder may sell, transfer, assign, pledge or otherwise dispose of this Warrant, in whole or in part. Holder shall deliver a written notice to the Company or Allora, as applicable, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the person or persons to whom the Warrant shall be assigned and the respective number of warrants to be assigned to each assignee. The Company or Allora, as applicable, shall effect the assignment within ten (10) Business Days of receipt of such notice, and shall deliver to the assignee(s) designated by Holder a Warrant or Warrants of like tenor and terms for the appropriate number of Exercise Shares.

          9.      Noncircumvention. The Company or Allora, as and to the extent applicable, hereby covenants and agrees that neither of them will by any action including, without limitation, by amendment of its Certificate of Incorporation, Bylaws or other organizational documents, through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder, as set forth in this Warrant, against impairment. Without limiting the generality of the foregoing, the Company and Allora, as applicable, (i) shall not increase the par value of any shares of EPOD Stock or Allora Stock, as applicable, receivable upon the Exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company or Allora, as applicable, may validly and legally issue fully paid and nonassessable shares of EPOD Stock or Allora Stock, as applicable, upon the Exercise of this Warrant, and (iii) shall use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company or Allora, as applicable, to perform its obligations under this Warrant. Before taking any action which would result in an adjustment in the number of Exercise Shares for which this Warrant is exercisable or to the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

          10.      Rights Upon Major Transaction or Change of Entity Transaction.

                    (a) Definitions. For purposes hereof,

          “Change of Entity Transaction” means a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, in one or a series of transactions, with a publicly-traded company current in its 1934 Act filings and requirements, following which (a) the holders of EPOD Stock or Allora Stock, as applicable, immediately preceding such consolidation, merger, change of shares, recapitalization, reorganization, business combination or event either (i) no longer hold a majority of the shares of EPOD Stock or of Allora Stock, as applicable, or (ii) no longer have the ability to elect a majority of the board of directors of the Company or of Allora, as applicable, or (b) as a result of which shares of EPOD Stock or Allora Stock, as applicable, shall be changed into (or the shares of EPOD Stock or Allora Stock, as applicable, become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or Allora, as applicable, or another entity. For the avoidance of doubt, the term Change of Entity Transaction, as used herein, shall not include the Asset Purchase.

          “Sufficient Trading Characteristics” shall mean that the average daily dollar trading volume of the common stock of such entity on its primary exchange or market is equal to or in excess of $100,000 for the 90th through the 31st day prior to the public announcement of the transaction in respect of which this definition shall be applied.

          “Permissible Change of Entity Transaction” shall mean a Change of Entity Transaction where the Successor Entity (as defined below) (A) is a publicly traded company whose common stock is quoted on or listed for trading on an Eligible Market, (B) has Sufficient Trading Characteristics (as defined above), and (C) meets the Assumption Requirements (as required in Section 4(b) below), or any other Change of Entity Transaction with respect to which the Holder provides the Company or Allora, as applicable, with a Major Transaction Approval Notice (as defined in subsection (d) immediately below).

          “Eligible Market” means the over the counter Bulletin Board (“OTC-BB”), the New York Stock Exchange, Inc., the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market or the NYSE Amex.

          “Impermissible Change of Entity Transaction” shall mean a Change of Entity Transaction which does not qualify as a Permissible Change of Entity Transaction.

          “Major Transaction” means

          (i)      an Impermissible Change of Entity Transaction; and

          (ii)      a single or series of transactions through which the sale or transfer of more than thirty three percent (33%), in the aggregate, of the properties or assets of the Company or Allora, as applicable, including but not limited to the voting securities of the Company or Allora, as applicable, to another Person or Persons in any rolling 24 month period; and

          (iii)      a purchase, tender or exchange offer made to and accepted by the holders of more than the 50% of the outstanding voting shares of EPOD Stock or Allora Stock, as applicable.

                         (b) Assumption Upon Permissible Change of Entity Transaction. Neither the Company nor Allora, as applicable, shall, for so long as any portion of this Warrant remains outstanding, enter into or be party to a Change of Entity Transaction unless any Person purchasing the Company’s assets or EPOD Stock, or Allora’s assets or Allora Stock, as applicable, or unless any successor entity resulting from such Change of Entity Transaction (in each case, a “Successor Entity”) assumes (an “Assumption”), in writing, all of the obligations of the Company or Allora, as applicable, under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 10(b) pursuant to written agreements in form and substance satisfactory to the Required Warrant Holders (as defined below) and approved by the Required Warrant Holders prior to such Change of Entity Transaction, including agreements to deliver to each holder of Warrants in exchange for such Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, having an exercise price equal to the Exercise Price of this Warrant, having similar exercise rights as this Warrant (including but not limited to similar exercise price adjustment provisions, but not including the right to exercise the Warrant into shares of EPOD Stock or Allora Stock, as applicable, if and to the extent that it is not a party to the Change of Entity Transaction), and reasonably satisfactory to the Required Warrant Holders. Upon the occurrence of any Change of Entity Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Change of Entity Transaction, the provisions of this Warrant referring to the “Company” or “Allora”, as applicable, shall refer instead to the Successor Entity), and may exercise every right and power of the Company or Allora, as applicable, and shall assume all of the obligations of the Company or Allora, as applicable, under this Warrant with the same effect as if such Successor Entity had been named herein. Upon consummation of a Change of Entity Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon Exercise or redemption of the Warrants at any time after the consummation of the Change of Entity Transaction, in lieu of the shares of EPOD Stock or Allora Stock, as applicable (or other securities, cash, assets or other property) issuable upon the Exercise of the Warrants prior to such Change of Entity Transaction, such shares of publicly-traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Warrant. The provisions of this Section 10(b) shall apply similarly and equally to successive Change of Entity Transactions and shall be applied without regard to any limitations on the Exercise of the Warrant. The requirements of this Section 10(b) are referred to herein as the “Assumption Requirements.”

          For purposes hereof, “Required Warrant Holders” shall mean the Holders of greater than seventy five percent (75%) of the then outstanding Warrants (determined by the number of unexercised underlying shares).

                         (c) Notice of Major Transaction; Redemption Right Upon Major Transaction. At least thirty (30) days prior to the consummation of a Major Transaction or Change of Entity Transaction, the Company or Allora, as applicable, shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Major Transaction Notice”), which notice shall specify the nature and terms of the proposed transaction (including notice of whether or not such transaction constitutes a Major Transaction) and the nature of the Successor Entity (if any).

                         (d) Redemption Right Upon Major Transaction. At any time during the period beginning after the Holder's receipt of a Major Transaction Notice and ending on the Business Day immediately prior to the consummation of such Major Transaction, the Holder may require the Company or Allora, as applicable, to redeem all or any portion of the Holder’s Warrant by delivering written notice thereof (“Major Transaction Redemption Notice”) to the Company or Allora, as applicable, which Major Transaction Redemption Notice shall indicate the number of Exercise Shares of its Warrant (the “Redemption Warrant Amount”) that the Holder is electing to be redeemed. The Redemption Principal Amount of this Warrant subject to redemption pursuant to this Section 10(d) shall be redeemed by the Company or Allora, as applicable, in cash at a price (the “Major Transaction Redemption Price”) equal to the greater of:

(i) the product of (A) the sum of the Redemption Warrant Amount being redeemed and any accrued and unpaid liquidated damages and any other Failure Payments (such amounts in addition to the Redemption Warrant Amount are referred to herein as the “Supplementary Amounts”), and (B) the quotient determined by dividing (x) the greater of (I) the Market Price (as defined in the Debentures) of the shares of EPOD Stock or Allora Stock immediately following the public announcement of such proposed Major Transaction, and (II) such Market Price on the date that the Major Transaction Redemption Price is paid to the Holder, by (y) the Exercise Price then in effect;

and

(ii) the sum of (A) the Major Transaction Redemption Price multiplied by the Redemption Warrant Amount being redeemed, plus (B) the Supplementary Amounts.

                         (e) Escrow; Payment of Major Transaction Redemption Price. Neither the Company nor Allora, as applicable, shall effect a Major Transaction unless it shall first place, or shall cause the Successor Entity to place, into an escrow account with an independent escrow agent, prior to or concurrently with the closing date of the Major Transaction (the “Major Transaction Escrow Deadline”), an amount equal to the Major Transaction Redemption Price. Concurrently upon closing of any Major Transaction, the Company shall pay or shall instruct the escrow agent to pay the Major Transaction Redemption Price to the Holder, which payment shall constitute a Redemption Upon Major Transaction of the Warrants.

                         (f) Injunction. In the event that the Company or Allora, as applicable, attempts to consummate a Major Transaction without placing the Major Transaction Redemption Price in escrow in accordance with subsection (e) above or without payment of the Major Transaction Redemption Price to the Holder upon consummation of such Major Transaction, the Holder shall have the right to apply for an injunction in any state or federal courts sitting in the State of Delaware to prevent the closing of such Major Transaction until the Major Transaction Redemption Price is paid to the Holder, in full.

                         (g) Mechanics of Redemptions Upon Major Transactions. Redemptions required by this Section 10 shall be made in accordance with the provisions of Section 12 and shall have priority to payments to shareholders of the Company or Allora, as applicable, in connection with a Major Transaction. Notwithstanding anything to the contrary in this Section 10, until the Major Transaction Redemption Price (together with any Supplementary Amounts thereon) is paid in full, the Redemption Warrant Amount submitted for redemption under this Section and the Supplementary Amounts may be Exercised (a “Major Transaction Exercise”), in whole or in part, by the Holder into shares of EPOD Stock or Allora Stock, as applicable, upon written notice (“Major Transaction Exercise Notice”) to the Company or Allora, as applicable (or the Successor Entity, if applicable), or in the event the Exercise Date is after the consummation of a Change of Entity Transaction (as defined above), into shares of publicly traded common stock (or their equivalent) of the Successor Entity pursuant to Section 10(b). Unless otherwise indicated by the Holder in the applicable Notice of Exercise, any amount of this Warrant Exercised during the period from the date of the Major Transaction Redemption Notice until the date the Major Transaction Redemption Price is paid in full shall be considered to be an Exercise (instead of a Redemption) of a portion of the Warrant that would have been subject to such Redemption, and any amounts of this Warrant Exercised from time to time during such period shall be Exercised in full into shares of EPOD Stock or Allora Stock, as applicable, at the Exercise Price then in effect, and the number of shares of this Warrant so Exercised shall be deducted from the Redemption Warrant Amount (as defined above) and any Supplementary Amounts that are subject to such redemption.

          11.      Default and Redemption.

                         (a) Events of Default. Each of the following events which occur while any Warrants are outstanding shall be considered to be an “Event of Default”:

                              (i) Failure To File and Pursue Registration. An Event of Default occurs under Section 10(c) of the Debentures, with respect to any Exercise Shares (a “Registration Default”);

                              (ii) Failure To Authorize and Reserve Common Stock. The Company or Allora, as applicable, fails to authorize the Initial Share Reservation or maintain the Required Reserve Amount, as applicable, pursuant to Section 7 (a “Share Authorization Failure”), and such Share Authorization Failure remains uncured for a period of more than twenty (20) days (a “Share Reservation Default”);

                              (iii) Failure To Deliver Common Stock. An Exercise Shares Delivery Failure (as defined above) occurs and remains uncured for a period of more than twenty (20) days.

                         (iv) Legend Removal Failure. A Legend Removal Failure occurs and remains uncured for a period of five (5) Business Days, where a “Legend Removal Failure” shall be deemed to have occurred if Allora fails to issue Allora Exercise Shares without a restrictive legend.

                         (v) Corporate Existence; Major Transaction. The Company or Allora, as applicable, has effected a Major Transaction without paying the Major Transaction Redemption Price to the Holder pursuant to Section 10(d) or, if the Holder did not elect a Redemption Upon Major Transaction, the Company has failed to meet the Assumption Requirements of Section 10(b) prior to effecting a Major Transaction.

                         (vi) Failure to Adjust Exercise Price; Failure to Comply With Dispute Resolution Procedures. The Company or Allora, as applicable, shall have failed to comply in good faith with the Dispute Resolution Procedures (as defined herein) or shall have failed to adjust the Exercise Price as required under Section 5(e) following a Dilutive Issuance, or otherwise (after any applicable Dispute Resolution Procedure required herein), and such failure continues for ten (10) Business Days after the Holder provides written notice to the Company or Allora, as applicable, that such performance by the Company is past due.

                         (vii) Asset Purchase Failure. Failure of the Company, Allora, Epod Solar (Wales) Limited and EPOD Industries, Inc. to either (a) enter into a fully executed Asset Purchase Agreement (as defined in the Purchase Agreement), or (b) consummate and close the Asset Purchase (as defined in the Purchase Agreement) within forty-five (45) days of the date of issuance of this Warrant.

                    (b) Mandatory Redemption; Certain Adjustments on Default.

                         (i) Mandatory Redemption Amount. If any Event of Default shall occur then, upon the occurrence and during the continuation of any Event of Default, (i) the Company or Allora, as applicable, shall, immediately following the occurrence of such Event of Default, provide notice of such Event of Default to the Holder, or (ii) the Holder may, at its sole discretion and without any obligation to do so, provide the Company or Allora, as applicable, with a notice of an Event of Default (each, a “Default Notice”). Failure by the Company or Allora, as applicable, to provide the Default Notice to the Holder within ten (10) Business Days following the occurrence of an Event of Default shall result, at the option of the Holder, in this Warrant becoming immediately redeemed by the Company or Allora, as applicable (a “Mandatory Redemption”). Following a Mandatory Redemption, the Company or Allora, as applicable, shall immediately pay to the Holder in cash in U.S. dollars, in full satisfaction of its obligations hereunder, an amount (such amount referred to herein as the “Default Amount” or the “Mandatory Redemption Amount”) equal to the greater of (i) and (ii) immediately below:

(i) An amount equal to 100% of the greater of (i) the Black-Scholes value of the remaining unexercised portion of this Warrant on the date of such Default Notice, and (2) the Black-Scholes value of the remaining unexercised portion of this Warrant on the Business Day immediately preceding the date that the Mandatory Redemption Amount is paid to the Holder (the “Default Exercise Sum”); and

(ii) the Exercise Value of the Default Exercise Sum to be prepaid, where “Exercise Value” means:

          (x)      the Default Exercise Sum divided by the Exercise Price in effect on the date that the Company or Allora, as applicable, pays the Default Amount;

MULTIPLIED BY

          (y)      the greater of (i) the Market Price (as defined in the Debentures) for the EPOD Stock or Allora Stock, as applicable, on the Default Notice Date, or (ii) the Market Price on the date that the Company or Allora, as applicable, pays the Default Amount.

                         Notwithstanding the occurrence of an Event of Default, liquidated damages and any other Failure Payments shall continue to accrue. Ten (10) Business Days after the occurrence of an Event of Default (the “Default Amount Due Date”), the Default Amount, together with all other amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity. If the Company or Allora, as applicable, fails to pay the Default Amount by the Default Amount Due Date, (i) the Exercise Price shall be permanently decreased (but not increased) (each, a “Default Adjustment”) on the first Business Day of each calendar month thereafter (each a “Default Adjustment Date”) until the Default Amount is paid in full, to a price equal to the lesser of (x) 75% of the Exercise Price in effect on the first such Default Adjustment Date, or (y) the lowest Market Price that has occurred on any Default Adjustment Date since the date that the Event of Default began, and (ii) at any time thereafter, the Holder shall have the right at any time, and from time to time, so long as the Company or Allora, as applicable, remains in default (and so long and to the extent that there are sufficient authorized shares), to require the Company or Allora, as applicable, upon written notice (“Default Exercise Notice”) (which may be given one or more times, from time to time anytime after the Default Amount Due Date), to immediately issue (a “Default Exercise”), in lieu of all or any specified portion (the “Specified Portion”) of the unpaid portion (the “Unpaid Portion”) of the Default Amount, a number (the “Default Share Amount”) of shares of EPOD Stock or Allora Stock, as applicable, (subject, with respect to shares of Allora Stock, to the Beneficial Ownership Limitation then in effect), equal to the Specified Portion of the Default Amount divided by the Exercise Price in effect on the date such shares are issued to the Holder (the “Default Shares”); provided, that the Holder may require that such payment of shares be made in one or more installments at such time and in such amounts as Holder chooses. The Default Shares are due within five (5) Business Days of the date that the Holder delivers a Default Exercise Notice to the Company or Allora, as applicable (the “Default Share Delivery Deadline”). The Company and Allora, respectively, shall take all such reasonable steps, obtain all such approvals and execute and file all such documents as may be necessary to increase the number of shares which the Company or Allora, as applicable, is authorized to issue the maximum number of Default Shares that the Company may be required to issue upon Exercise of this Warrant under this Section 11(b).

          If the Company or Allora, as applicable, is unable to redeem all of the Warrants submitted for redemption, it shall redeem a pro rata amount from each Holder based on the number of Warrants submitted for redemption by such Holder relative to the total number of Warrants submitted for redemption by all Holders.

          The Holder shall not be entitled to receive Default Shares on a given date if and to the extent that such issuance, if comprised of shares of Allora Stock, would cause the Beneficial Ownership Limitation then in effect to be exceeded. If and to the extent that the issuance of Default Shares comprised of shares of Allora Stock with respect to a given Specified Portion would result in the a violation of the Beneficial Ownership Limitation, then that particular Specified Portion shall be automatically reduced to a value that would cause the number of Default Shares to be issued to equal the Maximum Percentage, and the amount of such reduction shall be added back to the Unpaid Portion of the Default Amount.

          Upon the payment in full of the Mandatory Redemption Amount, the Holder shall promptly surrender this Warrant to or as directed by the Company or Allora, as applicable (or, if applicable, shall submit a signed notice that such Warrant has been lost, stolen or destroyed). Such redemption may be rescinded by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of this Warrant until such time, if any, as the Holder receives full payment pursuant to this Section 11. No such rescission shall affect any subsequent Event of Default or impair any right consequent thereon.

                          (ii) Liquidated Damages. The parties hereto acknowledge and agree that the sums payable as liquidated damages or pursuant to a Mandatory Redemption shall give rise to liquidated damages and not penalties. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred by the Holder is incapable or is difficult to precisely estimate, (ii) the amounts specified bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by the Investor, and (iii) the parties are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm’s length.

          The Default Amount, together with all other amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to Exercise all other rights and remedies available at law or in equity.

                    (c) Redemption by Other Holders. Upon the Company’s or Allora’s, as applicable, receipt of notice from any of the holders of the other Warrants (issued pursuant to Section 1.07 of the Purchase Agreement) for redemption or repayment as a result of an event or occurrence of an Event of Default or a Major Transaction (each, an "Other Redemption Notice"), it shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile a copy of such notice. If the Company or Allora, as applicable, receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s or Allora’s receipt, as applicable, of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s or Allora’s receipt, as applicable, of the Holder's Redemption Notice and the Company or Allora, as applicable, is unable to redeem all amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company or Allora, as applicable, shall redeem a pro rata amount from each holder of the Warrants (including the Holder) based on the number of Warrants submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company or Allora, as applicable, during such seven (7) Business Day period.

                    (d) Injunction and Posting of Bond. In the event that the Event of Default pertains to Allora’s failure to deliver unlegended shares of Allora Stock to the Holder pursuant to an Exercise of this Warrant, Debenture Conversion, legend removal request, or otherwise, Allora may not refuse such unlegended share delivery based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law.

                    (e) Remedies, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company or Allora, as and to the extent applicable, acknowledges that a breach by it of its obligations hereunder could cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company or Allora, as and to the extent applicable, therefore agrees that, in the event of any such breach or threatened breach, the Holder of this Warrant could seek, in addition to all other available remedies, an injunction restraining any breach.

          12.      Holder’s Redemptions.

                    (a) Mechanics of Holder’s Redemptions. In the event that the Holder has sent a Major Transaction Redemption Notice to the Company or Allora, as applicable, pursuant to Section 10(d) or sends or receives a Default Notice pursuant to Section 11(b)(i), respectively (each, a “Redemption Notice”), the Holder shall promptly submit this Warrant to the Company or Allora, as applicable (if delivery of the original Warrant is required pursuant to Section 2(l), upon receipt of the full amount being redeemed. In the event of a redemption of less than all of the outstanding portion of this Warrant, the Company or Allora, as applicable, shall promptly cause to be issued and delivered to the Holder a new Warrant representing the outstanding number of underlying Exercise Shares which have not been redeemed and upon receipt of the full amount being redeemed and such new Warrant in a form acceptable to the Holder, the Holder will exchange this Warrant for such new Warrant. In the event that the Company or Allora, as applicable, does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company or Allora, as applicable, pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company or Allora, as applicable, to promptly return to the Holder all or any portion of this Warrant that was submitted for redemption and for which the applicable Major Transaction Redemption Price (together with any late charges thereon) has not been paid. Upon the Company’s or Allora’s receipt, as applicable, of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Redemption Share Amount, (y) the Company or Allora, as applicable, shall immediately return this Warrant, or issue a new Warrant to the Holder representing the portion of this Warrant that was submitted for redemption. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s or Allora’s obligations, as and to the extent applicable, to make any payments of Failure Payments which have accrued prior to the date of such notice with respect to the Warrant subject to such notice.

                    (b) Warrants Detachable. The Warrants constitute a separate, detachable security from the Debentures. In the event of any redemption of the Debentures, in whole or in part, by the Company or Allora, as applicable, the Holder shall retain its outstanding Warrants.

          13.      Remedies, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder right to pursue actual damages for any failure by the Company or Allora, as and to the extent applicable, to comply with the terms of this Warrant. The Company or Allora, as and to the extent applicable, acknowledges that a breach by it of its obligations hereunder could cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company or Allora, as and to the extent applicable, therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant could seek, in addition to all other available remedies, an injunction restraining any breach.

          14.      Dispute Resolution. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Exercise Shares issuable upon any Exercise of this Warrant, the Company or Allora, as applicable, shall promptly issue to the Holder the number of Exercise Shares that are not disputed and resolve such dispute in accordance with this subsection. In the case of a dispute as to the determination of the closing price or the Volume Weighted Average Price of the Company’s or Allora’s common stock, as applicable, or the arithmetic calculation of the Exercise Price, Market Price or any Redemption Price, or the determination of whether or not a Dilutive Issuance has occurred, the Company or Allora, as applicable, shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt, or deemed receipt, of the Notice of Exercise or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company or Allora, as applicable, are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company or Allora, as applicable, shall, within two (2) Business Days submit via facsimile (i) the disputed determination of the closing price or the Volume Weighted Average Price of the Company’s or Allora’s common stock, as applicable, to an independent, reputable investment bank selected by the Company or Allora, as applicable, and approved by the Holder, which approval shall not be unreasonably withheld, (ii) the disputed arithmetic calculation of the Exercise Price, Market Price or any Redemption Price to the Company’s or Allora’s independent, outside accountant, as applicable, or (iii) the disputed facts regarding the occurrence of a Dilutive Issuance (or any other matter referred to above that is not expressly designated to the independent investment bank or the independent outside accountant pursuant to (i) or (ii) immediately above) to an expert attorney from a nationally recognized outside law firm (having at least 100 attorneys and having with no prior relationship with the Company or Allora, as applicable) selected by the Company or Allora, as applicable, and approved by the Holder. The Company or Allora, as applicable, at its expense, shall cause the investment bank or the accountant, law firm, or other expert, as the case may be, to perform the determinations or calculations and notify the Company or Allora, as applicable, and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error (collectively, the “Dispute Resolution Procedures”).

          15.      Benefits of this Warrant.

          Nothing in this Warrant shall be construed to confer upon any person other than the Company or Allora, and Holder any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Company or Allora and Holder.

          16.      Governing Law.

          All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

          17.      Loss of Warrant.

          Upon receipt by the Company or Allora, as applicable, of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company or Allora, as applicable, and upon surrender and cancellation of this Warrant, if mutilated, the Company or Allora, as applicable, shall execute and deliver a new Warrant of like tenor and date.

          18.      Notice or Demands.

          All notices and other communications given or made pursuant to this Warrant shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth in the first paragraph of this Warrant, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 18. If notice is given to the Company or Allora, a copy shall also be given to Burns & Levinson LLP, 125 Summer Street, Boston, MA 02110, Attention: Andrew J. Merken, Esq. If notice is given to the Holder, a copy shall also be given to Ellenoff Grossman & Schole LLP, 150 East 42nd Street, 11th Floor, New York, New York 10017, Attention: Stuart Neuhauser, Esq.

          19.      Amendment.

          This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company, Allora and the Required Warrant Holders.

          20.      Purchase Agreement.

          By its acceptance of the Warrant, the Holder agrees to be bound by the applicable terms of the Purchase Agreement.

          21.      Construction; Headings.

          This Warrant shall be deemed to be jointly drafted by the Company, Allora, and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

          22.      Nonwaiver and Expenses.

          No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers or remedies, If the Company or Allora, as applicable, willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company or Allora, as applicable, shall pay to Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

          23.      Limitation of Liability.

          No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant to purchase Exercise Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any EPOD Stock or Allora Stock, as applicable, or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

          24.      Successors and Assigns.

          Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and Allora, as applicable, and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Exercise Shares.

          25.      Severability.

          Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(Signature page follows.)

          IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name by its duly authorized officer as of the Date of Issuance set forth herein.

COMPANY:

EPOD Solar Inc.

/s/ Michael Matvieshen
By:	Michael Matvieshen
Its:	Chief Executive Officer

LIMITED JOINDER SOLELY FOR THE PURPOSES SET FORTH BELOW:

          The undersigned hereby executes this Warrant, as of the Date of Issuance set forth herein, solely with respect to its obligations set forth herein.

ALLORA:

Allora Minerals, Inc.

/s/ Michael Matvieshen
By:	Michael Matvieshen
Its:	President and Chief Executive
Officer

EXHIBIT A

NOTICE OF EXERCISE FORM FOR WARRANT

TO: [____________________]

       The undersigned hereby irrevocably Exercises the right to purchase ____________ of the shares of Common Stock (the “Common Stock”) of [_______________], a [___________] corporation (the “Company”), evidenced by the attached warrant (the “Warrant”), and herewith makes payment of the Exercise price with respect to such shares in full, all in accordance with the conditions and provisions of said Warrant.

1. The undersigned agrees not to offer, sell, transfer or otherwise dispose of any of the Common Stock obtained on Exercise of the Warrant, except in accordance with the provisions of Section 8(a) of the Warrant.

2. The undersigned requests that stock certificates for such shares be issued free of any restrictive legend, if appropriate, and a warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the undersigned and delivered to the undersigned at the address set forth below:

Dated:________

Signature

Print Name

Address

NOTICE

The signature to the foregoing Notice of Exercise Form must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT B

ASSIGNMENT

(To be executed by the registered holder
desiring to transfer the Warrant)

FOR VALUE RECEIVED, the undersigned holder of the attached warrant (the “Warrant”) hereby sells, assigns and transfers unto the person or persons below named the right to purchase _______ shares of the Common Stock of [_____________], a [_________] corporation, evidenced by the attached Warrant and does hereby irrevocably constitute and appoint _______________________ attorney to transfer the said Warrant on the books of the Company, with full power of substitution in the premises.

Dated: ______________
Signature

Fill in for new registration of Warrant:

Name

Address

Please print name and address of assignee (including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.